Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 20th day of July, 2009, by and between Inspire Medical Systems, Inc. (“Inspire” or the “Company”), a Delaware corporation, and Randy A. Ban (“Executive”).

A.                                    RECITALS

1.             Executive has the professional and personal skills to serve Inspire as its Sr. Vice-President of Marketing, and can be instrumental in helping it to achieve its objectives to the mutual benefit of Inspire and Executive;

2.             The parties wish to establish an employment relationship, to protect Inspire’s business and other interests, to protect the relevant interests of Inspire, to provide protections to Executive in the event Executive’s employment is terminated without cause, and to provide the essential terms of Executive’s employment.

B.                                    AGREEMENT

In consideration of the foregoing premises and the mutual covenants and obligations of this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment. Subject to all of the terms and conditions of this Agreement, Inspire agrees to employ Executive, and Executive agrees to accept employment with Inspire. It is understood that Executive and Executive’s employment with Inspire will be subject to the policies and terms (as they may be amended from time to time by Inspire) as adopted by Inspire’s Board of Directors (the “Board”) or its President, Inspire’s employee handbook and other policies in effect for salaried employees of Inspire, except as otherwise specifically provided in this Agreement.

2.            Duties. The services of Executive shall be exclusive to Inspire, except as otherwise agreed to in writing by Inspire. Executive shall initially function in the capacity of Sr. Vice-President of Marketing, shall exert Executive’s energy and full working time to the prosecution of Executive’s duties, and shall promptly and faithfully perform all these duties which pertain to that employment. Executive shall assume primary responsibility for the duties of the Sr. Vice-President of Marketing including, without limitation, the responsibilities set forth on Exhibit A, and such other duties as may be mutually agreed upon by Executive and Inspire’s President. Executive will perform Executive’s obligations in a competent and professional manner, consistent with the expectations of Inspire’s Board and its President. Executive may serve on outside boards of directors or committees of public or private organizations if the outside activities are first disclosed to and approved in writing by Inspire’s Board or its President. That approval will not be granted if the outside activities are deemed by the Board or Inspire’s President to conflict in any way with the provisions of this Agreement, to impair Executive’s ability to perform Executive’s duties under this Agreement, or to otherwise conflict in any way with business interests of Inspire. Notwithstanding the foregoing, Executive shall be entitled to serve on boards or committees of religious, educational, or charitable non-profit organizations without disclosing such activities to the Board or obtaining its consent, provided such service does not in any material respect interfere with Executive’s services as an employee of Inspire.

3.             Term of Employment. This Agreement is not intended to establish any minimum or maximum period for Executive’s continuing employment. Executive and Inspire have an “at-will” employment relationship, which means that either party has the right to terminate the employment relationship at any time and for any reason, with or without cause. The reason for and timing of the termination, as set forth in Paragraph 5, will determine the amount of post-termination payments and benefits, if any, as set forth in Paragraph 6.

4.             Compensation, Reimbursement and Benefits. As compensation for all of Executive’s services under this Agreement, Company agrees to provide Executive the following compensation, reimbursements and benefits:

a.             Base Salary. Company will pay Executive a semi-monthly base salary (the “Base Salary”), payable in accordance with Inspire’s standard payroll practices. The initial annualized Base Salary shall be in the gross amount of Two Hundred Thousand Dollars ($200,000.00). The Base Salary shall be subject to annual performance review and possible adjustments by Inspire’s President.

b.             Performance Review. Not later than twelve (12) months after Executive commences employment with Inspire, Inspire’s President shall conduct a review of Executive’s performance to consider any changes in the scope or description of job responsibilities. Thereafter, Inspire’s President shall conduct annual performance reviews with Executive (not later than the anniversary of the initial performance review) and shall evaluate job responsibilities and any adjustments to Base Salary.

c.             Incentive Awards. As additional compensation, Executive will be eligible to receive discretionary annual bonuses and/or long term incentive compensation (“Incentive Awards”) pursuant to the terms and conditions of Inspire’s annual bonus plan and/or Inspire’s long term incentive plan (jointly, “Incentive Plans”) which may be adopted, amended, supplemented, terminated and/or replaced by Inspire from time to time. With reference to the Incentive Plans, the parties understand as follows:

(1)           Executive’s eligibility to receive bonuses or other incentive awards pursuant to any Plans will be determined by the Board or such other committee or executive as may have responsibility for making that determination, in its sole discretion. Notwithstanding the foregoing, it is the intention of Inspire that Executive’s initial bonus compensation target for the first year shall be twenty five percent (25%) of Executive’s initial Base Salary, provided that Executive and Inspire have achieved certain performance goals and objectives, examples of which are attached hereto as Exhibit B. As discussed, a percentage of this MIP will be paid on a quarterly basis as a draw against the final incentive payout. A draw of $9,375 will be paid at the end of each quarter with the balance being adjusted at the end of the 4th quarter based upon the final payout amount awarded. To be eligible for the MIP program, the employee must be employed on the last day of the calendar year. Should the employee not be employed on the last day of the colander year, the draws paid during the applicable year will be repaid to the Company.

(2)           The Incentive Plans are not necessarily all-inclusive because circumstances which Inspire has not anticipated may arise. Inspire may interpret or vary from the Incentive Plans if, in its opinion, the circumstances warrant it. Further, Executive’s eligibility to receive bonuses or other incentive awards may be affected in the event Inspire has determined that such bonus or incentive award would be in violation of law or reasonably create an adverse effect on Inspire or its obligations or agreements including, without limitation, leaving Inspire with insufficient liquidity (including adequate reserves) to carry on its business and pay its debt in the ordinary course.

(3)           Inspire reserves the right to make any changes at any time to the Incentive Plans by adding to, deleting from or otherwise amending any portion of them, with or without notice to Executive, provided, however, that if Executive has been awarded non-cash compensation pursuant to such plans, then Executive shall receive notice of any changes to the plan as may be required by applicable law, and provided, further, that any such changes are applicable to participants in the Incentive Plans generally and not specific to Executive.

(4)           Any questions regarding the computation of Incentive Awards under the Incentive Plans will be conclusively determined by Inspire’s President, pursuant to the terms and conditions of the Incentive Plans.

d.             Stock Options and Grants. Subject to approval of the Board, Executive will be granted stock options in Inspire in accordance with the Inspire 2009 Stock Incentive Plan. The number of options granted will be two hundred thousand (200,000) shares. The options granted will vest over four years with 25% vesting at the first year anniversary of the stock option grant and the balance vesting on a monthly basis at a rate of 1/36 per month for the remaining 36 months. With the approval of the Inspire’s Board, including the approval of at least two of the Preferred Directors, the vesting of the Executive will be subject to “double trigger” acceleration upon a change of control which will provide for acceleration of additional vesting, only upon (i.) a change of control and (ii.) the termination of such option holder’s employment, other than for Cause, following such change of control, in amounts determined by the Inspire’s Board, including approval of at least two of the Preferred Directors. The Board will periodically review Executive’s position and at its sole discretion issue additional stock options. Upon the grant of such options, Executive will enter into a stock option agreement in Inspire’s customary form.

e.             Expenses. Inspire will reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of Executive’s duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses. Executive must obtain proper approval for such expenses pursuant to Company’s policies and procedures and Executive must provide Company with documentation for such expenses in a form sufficient to sustain Inspire’s deduction for such expenses under the Internal Revenue Code.

f.             Time Off. Executive will be entitled to time off with or without pay in accordance with Inspire’s policies in effect at any particular time; provided, however, that Executive shall, in any event, be entitled to fifteen (15) days of Paid Time Off (“PTO”) during each full year of employment. Executive may carry at any point in time a maximum of twice the annual PTO. Once the maximum number of days has been achieved, no additional PTO will be accrued. The above PTO is not included as part of Inspire’s holiday schedule, for which Executive will receive compensation for days identified by Inspire as a holiday.

g.             Health, Disability and Life Insurance, and Other Executive Benefit Plans. Inspire will provide Executive with the same health, disability, and life insurance coverage provided generally to other full-time salaried employees of Inspire, and with other employee benefit plans which are presently existing or which may be established in the future by Inspire for its full-time salaried employees, subject to the terms and conditions of the applicable benefit plans.

h.             Indemnification. Inspire will defend, indemnify and hold Executive harmless from costs, expenses, damages and other liability incurred by Executive as a result of performing services to Inspire, subject to the limitations and other terms and conditions of applicable Delaware statutes and Inspire’s Articles of Incorporation or By Laws.

i.              Changes in Benefit Plans. It is understood that no references in this Agreement to particular employee benefit plans established or maintained by Inspire are intended to change the terms and conditions of these plans or to preclude Inspire from amending or terminating any such benefit plans.

j.              Withholding; Taxes. Inspire may withhold from any compensation, reimbursements and benefits payable to Executive all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling, as well as other standard withholdings and deductions. Executive recognizes that all of the payments and some of the benefits which Executive receives under this Agreement will constitute compensation, and will be fully taxable to Executive. Executive agrees to properly report such payments and benefits on Executive’s applicable income tax returns and to pay all appropriate taxes.

5.                                      Termination. Executive’s employment may be terminated at any time as follows:

a.             Death. Executive’s employment shall automatically terminate upon Executive’s death.

b.             Disability. Either party may terminate Executive’s employment at any time, upon written notice to the other party if Executive sustains a disability which precludes Executive from performing the essential functions of Executive’s job, with or without reasonable accommodations, as defined by applicable state and federal disability laws. Executive shall be presumed to have such a disability for purposes of this Agreement if Executive qualifies, because of illness or incapacity, to begin receiving disability income insurance payments under any long term disability income insurance policy that Inspire maintains for the benefit of Executive. If Executive does not qualify for such payments, Executive shall nevertheless be presumed to have such a disability if Executive is substantially incapable of performing the essential functions of Executive’s job for a period of more than twenty six (26) consecutive weeks, with or without a reasonable accommodation, or for shorter non-consecutive periods aggregating thirty six (36) weeks in any twelve (12) month period.

c.             With Cause. Inspire may terminate Executive’s employment at any time, with “Cause”, upon written notice to Executive. “Cause” shall be defined as:

(1)           Executive’s breach of any of Executive’s obligations under this Agreement, or Executive’s repeated failure or refusal to perform or observe Executive’s duties, responsibilities and obligations as an Executive of Inspire, for reasons other than disability;

(2)           Any material dishonesty or other breach of the duty of loyalty of Executive affecting Inspire or any customer, vendor or employee of Inspire;

(3)           Use of alcohol or other drugs in a manner which affects the performance of Executive’s duties, responsibilities and obligations as an employee of Inspire;

(4)           Conviction of, or a plea of guilty or nolo contendere to, a charge of commission of a felony or of any crime involving misrepresentation, moral turpitude or fraud;

(5)           Commission by Executive of any other willful or intentional act which injures the reputation, business or business relationships of Inspire; or

(6)           The existence of any court order or settlement agreement prohibiting Executive’s continued employment with Inspire.

d.             Without Cause. Inspire may terminate Executive’s employment at any time, without Cause, upon one (1) month written notice to Executive. Inspire may, in its sole discretion, opt not to have Executive provide active employment services during some or all of the notice period, and place Executive on a paid leave of absence for some or all of the notice period.

e.             Resignation. Executive may, upon two (2) week written notice to Inspire, terminate Executive’s employment at any time for no reason

6.             Payments and Benefits Upon Termination. Upon the termination of Executive’s employment, Executive shall only be entitled to the following payments and benefits:

a.             Disability; Death. If Executive’s employment is terminated due to the disability or death of Executive, regardless of the date of termination, Executive or Executive’s estate or heirs, as appropriate, shall be paid (i) Base Salary, prorated through the date of termination; (ii) any cash bonus either accrued in accordance with the terms of the relevant plan or previously awarded but not yet paid to Executive at the time of his death or disability; (iii) any benefits payable under any disability or life insurance policy maintained by Inspire for the benefit of Executive at the time of the termination of employment, subject to the terms and conditions of such policies; (iv) Executive’s accrued but unpaid PTO, prorated through the date of termination; (v) any unpaid expense reimbursement; and (vi) Executive’s or Executive’s estate or heirs, as appropriate, other vested benefits, if any, under any of Inspire’s Incentive Plans or any of Inspire’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans.

b.             Termination by Inspire For Cause; Resignation. If Inspire terminates Executive’s employment for Cause, or if Executive resigns, regardless of the date of termination, Executive shall be paid (i) Executive’s Base Salary, prorated through the date of termination; (ii) Executive’s accrued but unpaid PTO, prorated through the date of termination; (iii) any unpaid expense reimbursement; and (iv) Executive’s other vested benefits, if any, under any of Inspire’s Incentive Plans or any of Inspire’s other employee benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans.

c.             Termination by Inspire Without Cause. If Company terminates Executive’s employment without Cause, regardless of the date of termination, Executive shall be paid the same payments and benefits as set forth in Subparagraph 6a. above. In addition, if Executive signs (and does not rescind, as allowed by law) a release of claims, to the full extent permitted by law, in a form reasonably satisfactory to Inspire, which assures, among other things, that Executive will not commence any type of litigation or assert other claims as a result of the termination (except to enforce his rights under this Agreement), Inspire shall pay Executive a post-termination payment, as set forth below:

(1)           If the effective date of termination of employment is during the first or second full year of Executive’s employment, an amount equal to two (2) months of Executive’s Base Salary as of the date of termination, and Inspire shall be responsible for the payment of premiums for any COBRA benefits which Executive elects to receive during such two (2) month period.

(2)           If the effective date of termination of employment occurs after the second full year of Executive’s employment, an amount equal to two (2) months of Executive’s Base Salary as of the date of termination plus one (1) additional month of Executive’s Base Salary for every full year employed greater then two (2) years. Inspire shall be responsible for the payment of premiums for any COBRA benefits which Executive elects to receive during such period.

The applicable post-termination payments shall be made in a lump sum within two (2) weeks after Executive signs (and does not rescind, as allowed by law) the above referenced release of claims (but in no event prior to the expiration of any applicable rescission period), subject to appropriate withholding and deductions. No incentive awards, retirement savings contributions, or 401(k) contributions will be paid to Executive by Inspire based on the amount of the post-termination payment.

d.             At Any Time as a Result of a Change of Control. If Inspire terminates Executive’s at-will employment without Cause at any time as a result of a Change of Control, and if Executive does not receive an offer of employment with the new controlling entity providing a comparable Base Salary and comparable incentives, benefits and terms (giving credit to Executive’s prior employment with the Company), Executive shall be paid the same payments and benefits as set forth in Subparagraph 6.c. above, subject to the same conditions set forth in Subparagraph 6.c. above. It is understood that the payment under this change of control provision will be paid in lieu of, and not in addition to, the post-termination payment referenced in Subparagraph 6.c. Further, it is understood that no incentive awards, retirement savings contributions, or 401(k) contributions will be paid to Executive by Inspire based on the amount of the post-termination payment. It is understood that if Executive does receive an offer of employment with a comparable Base Salary and comparable incentives, benefits and terms (giving credit to Executive’s prior employment with the Company) with the new controlling entity, and chooses not to accept that employment, the Executive’s termination of employment shall be considered a resignation, and treated as set forth in Subparagraph 6.b. above. For purposes of this Agreement,  “Change of Control” means the occurrence of any of the following:

(1)           a sale by shareholders of the Company of a substantial portion of their stock in the Company, or a merger, reorganization or consolidation, whereby the Company’s equity holders existing immediately prior to such sale, merger, reorganization or consolidation do not, immediately after consummation of such sale, reorganization, merger or consolidation, own more than fifty percent (50%) of the combined voting power of the surviving entity’s then outstanding voting securities entitled to vote generally in the election of directors, but only if such event results in a change in Board composition such that the directors immediately preceding such events do not comprise a majority of the Board following such event; or

(2)           the sale or other disposition of all or substantially all of the Company’s assets to an entity in which the Company, any subsidiary of the Company, or the Company’s equity holders existing immediately prior to such sale beneficially own less than fifty percent (50%) of the combined voting power of such acquiring entity’s then outstanding voting securities entitled to vote generally in the election of directors but only if such event results in a change in Board composition such that the directors immediately preceding such events do not comprise a majority of the Board following such event.

7.             Business Protections. Inspire has many confidential and proprietary business interests and other information relating to its products, services and customers, which it needs to adequately protect. For this reason, its willingness to enter into this Agreement is contingent upon Executive’s acceptance of the covenants set forth in paragraph 8 below. Executive understands that the business protections in paragraph 8 will apply throughout Executive’s employment, and will continue to apply thereafter even if Executive’s employment is terminated under Paragraph 5 of this Agreement, regardless of the reason for or timing of the termination.

8.                                      Post-Employment Restrictions.

a.             Restrictions on Competition. Executive agrees that while employed by Inspire, and for twelve (12) months after the last day Executive is employed by Inspire, Executive will not be employed by or otherwise perform services for an organization which is engaged in the research and development, marketing, or distribution of a product or treatment which is the same as or which competes with any product or treatment offered or being developed by Inspire during, or as of the date of termination of, Executive’s employment with Inspire.

b.             Prohibition on Solicitation of Inspire Employees. Executive agrees that at all times while employed by Inspire, and for twelve (12) months thereafter, Executive will not solicit, cause to be solicited, or participate in or promote the solicitation of any person to terminate that person’s employment with Inspire or to breach that person’s employment agreement with Inspire.

c.             Post-Employment Disclosure. In the event Executive’s employment with Inspire terminates, Executive agrees that during the term of the restrictions described in Paragraph 8.a. above, Executive will promptly inform Inspire of the identity of any new employer, the job title of Executive’s new position, and a description of any services to be rendered to that employer. In addition, Executive agrees to respond within ten (10) days to any written request from Inspire for further information concerning Executive’s work activities sufficient to provide Inspire with assurances that Executive is not violating any of the obligations Executive has undertaken in this Agreement.

d.             Prohibition on Disclosure of Confidential Information. Executive shall hold the  “Confidential Information “, as defined in Subparagraph 8.e., including trade secrets and/or data, in the strictest confidence and will never, without prior written consent of the Company, directly or indirectly disclose, assign, transfer, convey, communicate to or use for his own or another’s benefit, or directly or indirectly disclose, assign, transfer, convey, communicate to or use by a competitor of the Company or any other person or entity, including, but not limited to, the press, other professionals, corporations, partnerships or the public, at any time during his employment with the Company or at any time after his termination of employment with the Company, regardless of the reason for the Executive’s termination, whether voluntary or involuntary. Executive further promises and agrees that he will faithfully abide by any rules, policies, practices or procedures existing or which may be established by the Company for insuring the confidentiality of the Confidential Information, including, but not limited to, rules, policies, practices or procedures:

i)              Limiting access to authorized personnel;

ii)                                      Limiting copying of any writing, data or recording;

iii)            Requiring storage of property, documents or data in secure facilities provided by the Company and limiting safe or vault lock combinations or keys to authorized personnel; and/or

iv)           Checkout and return or other procedures promulgated by the Company from time to time.

e.             Definition of Confidential Information. For the purposes of this Agreement,  “Confidential Information “ means any information not generally known to the public and proprietary to or in the possession of the Company and includes, without limitation, trade secrets, inventions, and information pertaining to research, development, purchasing, marketing, selling, accounting, licensing, business systems, business techniques, customer lists, prospective customer lists, price lists, business strategies and plans, pending patentable materials and/or designs, design documentation, documentation of meetings, tests and/or test standards, or manuals whether in document, electronic, computer or other form. For example, Confidential Information may be contained in the Company’s customer lists, prospective customer lists, the particular needs and requirements of customers, the particular needs and requirements of prospective customers, and the identity of customers or prospective customers. Information shall be treated as Confidential Information irrespective of its source and any information which is labeled or marked as being  “confidential “ or  “trade secret “ shall be presumed to be Confidential Information. The definition of  “Confidential Information “ as set forth in this paragraph is not intended to be complete. From time to time during the term of his employment, Executive may gain access to other information not generally known to the public and proprietary to or in the possession of the Company concerning the Company’s businesses that is of commercial value to the Company, which information shall be included in the definition in this paragraph, even though not specifically listed above. The definition of Confidential Information applies to any form in which the subject information, trade secrets, or data may appear, whether written, oral, or any other form of recording or storage.

f.             Restrictions. The restrictions herein provided shall not apply with respect to  “Confidential Information “ which: (A) is or becomes a part of the public domain without breach of this Agreement by the Executive; or (B) is disclosed pursuant to judicial action or government regulations, provided the Executive notifies the Company prior to such disclosure and cooperates with the Company in the event the Company elects to legally contest and avoid such disclosure.

g.             Certain Company Remedies. The Executive acknowledges that the Company will suffer irreparable harm if the Executive breaches Subparagraphs 8.a., 8.b. and/or 8.d.    of this Agreement. Accordingly, the Company shall be entitled to equitable relief, including but not limited to, an injunction, enjoining or restraining Executive from any violation of Subparagraphs 8.a., 8.b. and/or 8.d. of this Agreement, in addition to any other remedies the company is entitled to at law or in equity. In the event the Company pursues any remedies pursuant to this Subparagraph 8.f. and prevails in such a proceeding, the Executive shall pay the Company’s attorneys’ fees in connection with such proceeding. Should the Company not prevail in such a proceeding, the Company shall pay the Executive’s attorneys’ fees in connection with such proceeding. Furthermore, should a court of competent jurisdiction determine that the Executive has breached Subparagraphs 8.a., 8.b., and/or 8.d., the restrictions in such Subparagraphs will be extended by the period during which the Executive was in breach.

9.             Inventions. Inventions mean any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, generated, conceived or reduced to practice by the Executive, alone or in conjunction with others, while employed by Inspire.

a.             Disclosure. Executive agrees to promptly disclose to Inspire in writing all Inventions.

b.             Ownership, Assignment and Recordkeeping. All Inventions shall be the exclusive property of Inspire. Executive hereby assigns all Inventions to Inspire. Executive agrees to keep accurate, complete and timely records of Executive’s Inventions, which records shall be the property of Inspire and shall be retained on Inspire’s premises.

c.             Cooperation. During and after the termination of Executive’s employment, Executive agrees to give Inspire all cooperation and assistance necessary to perfect, protect, and use its rights to Inventions. Without limiting the generality of the foregoing, Executive agrees to sign all documents, do all things, and supply all information that Inspire may deem necessary to (i) transfer or record the transfer of Executive’s entire right, title and interest in Inventions, and (ii) enable Inspire to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

d.             Attorney-in-Fact. Executive irrevocably designates and appoints Inspire and its duly authorized officers and agents as attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any lawful and necessary documents, and to do all other lawfully permitted acts, required for the assignment of, application for, or prosecution of any United States or foreign application for letters patent, copyright or trademark with the same legal force and effect as if executed by Executive.

e.             Waiver. Executive hereby waives and quitclaims to Inspire any and all claims, or any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent, copyright, or trademark resulting from any Inventions.

f.             Future Patents. Any Invention relating to the business of Inspire with respect to which Executive files a patent application within one (1) year following termination of Executive’s employment shall be presumed to cover Inventions conceived by Executive during the term of Executive’s employment, subject to proof to the contrary by Executive by good faith, contemporaneous, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment and without using Confidential Information.

g.             Release or License. If an Invention does not relate to the existing or reasonable foreseeable business interests of Inspire, Inspire may, in its sole and unreviewable discretion, release or license the Invention to the Executive upon written request by the Executive. No release or license shall be valid unless in writing signed by Inspire’s general counsel.

h.             Notice. Executive is hereby notified that this Agreement and this Paragraph 9 do not apply to any Invention for which no equipment, supplies, facility or trade secret information of Inspire was used and which was developed entirely on the Executive’s own time, and (1) which does not relate (i) directly to the business of Inspire or (ii) to Inspire’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Executive for Inspire.

10.                               Miscellaneous.

a.             Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, except as otherwise stated, supersedes any and all oral or written prior agreements and understandings with respect to such subject matter; the parties have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

b.             Construction. Each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If any provision of this Agreement is to any extent invalid or unenforceable under applicable law, that provision will still be effective to the extent it remains valid and enforceable. The remainder of this Agreement also will continue to be valid and enforceable, and the entire Agreement will continue to be valid and enforceable in other jurisdictions. In the event that a court of competent jurisdiction determines that any of the provisions of Section 8 or 9 of this Agreement are not enforceable for any reason, such court shall reform such provisions to the minimum extent necessary to make them enforceable, it being the intention of the parties that such provisions be enforced to the maximum extent permitted by applicable law.

c.             Waivers. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against who enforcement of the waiver or estoppel is sought. A waiver shall operate only as to the specific term or condition waived. No waiver shall constitute a continuing waiver or a waiver of such term or condition for the future unless specifically stated. No single or partial exercise of any right or remedy under this Agreement shall preclude any party from otherwise or further exercising such rights or remedies, or any other rights or remedies granted by law or any other document.

d.             Captions. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

e.             Modifications. This Agreement may not be altered, modified or amended except by an instrument in writing signed by each of the parties hereto.

f.             Governing Law. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement, to the extent not pre-empted by federal law. Any legal proceeding related to this Agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

g.             Notices. All notices and other communications required or permitted under this Agreement shall be in writing and provided to the other party either in person, by fax,

or by certified mail.  Notices to Inspire must be provided or sent to its President; notices to Executive must be provided or sent to Executive in person or at Executive’s home.

h.             Survival. Notwithstanding the termination of Executive’s employment and the termination of this Agreement, the terms of this Agreement which relate to periods, activities, obligations, rights or remedies of the parties upon or subsequent to such termination shall survive such termination and shall govern all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

i.              Successors and Assigns. This Agreement shall be binding on and inure to the benefit of lnspire’s successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INSPIRE MEDICAL SYSTEMS, Inc.

/s/ Randy A. Ban 7/6/09	/s/ Timothy P. Herbert 7/6/09
By: Randy A. Ban	Timothy P. Herbert
President

Exhibit A

Responsibilities

•                  Clinical Study execution — provide leadership by working closely with the clinical team to develop and execute a site development and patient recruitment plan. Coordinate key investigator and research coordinator communications/meetings to ensure cross-learning and maintain interests in the clinical research. Develop and track key metrics regarding the clinical trial including site activation timing, patient recruitment and performance measurement of various recruitment tools.

•                  Therapy Positioning — Conduct a detailed review of previously prepared marketing materials, and re-define the Inspire therapy positioning based on this review and on-going clinical and research activities. Critically review and lead a re-write of the Inspire Claims Matrix in support of developing the clinical strategy.

•                  Corporate positioning and identity — Develop an overall Marketing Plan that encompasses the therapy positioning activities, the on-going and future research and clinical activities, early- commercial planning, and a communications plan. The Communications Plan will review current business positioning and develop a strategy regarding public awareness of Inspire (web presence, press releases, corporate communications, overall branding).

•                  Market Understanding — Over the last several years, the dynamics of the obstructive sleep market has dramatically changed. The previously prepared material on patient flow and target customer interfaces may be outdated. Therefore, a detailed patient flow and customer identification program needs to be developed and executed. The output being a well-defined patient/customer segment that will support the launch of the Inspire therapy.

•                  Physician Champions — Define the key physician advisors and build strong relationships with these physicians to guide the therapy development activity. This relationship building may include medical advisory boards, participation in research or clinical activities, and special focus groups. The output from this activity will be incorporated into the overall Marketing Plan.

•                  Commercial Readiness — Develop the overall commercialization planning for the company including the European launch (targeted as early as 2010). The strategy will include reimbursement and distribution strategies for targeted geographies.

•                  Provide leadership in the areas of reimbursement planning, publication planning, future clinical research strategy including registries, and second generation product mapping.

•                  Assist CEO in administrative activities including strategic planning, annual operating planning, and operational forecasting.

Exhibit B

Team Performance Objectives FY 2009
Inspire Medical Systems
January 1, 2009 — December
31, 2009

	Objective	Weight	80%	100%	120%	FY2009 Actuals (Weight * %)
1.	Feasibility Trial implants completed by September 1, 2009. Completion of the first 8 U.S. implants to support the IDE supplement to either increase enrollment or transition to a Pivotal Study, AND complete the first 10 O.U.S. clinical implants to support transitioning to a global Pivotal Study.	25%	Oct 1, 2009	Aug 1, 2009	Jun 1, 2009

2.	Product Development - Inspire II Implantable System Qualified for Pivotal Clinical Implants by November 1, 2009 Implantable system includes all hardware qualified and manufactured to initiate the Inspire Pivotal Clinical Trial including the IPG, Sensor, Stimulation Lead, 2nd Generation Physician Programmer and 3032 Patient Programmer. Qualification includes all final pack and literature necessary to gain clinical trial approval in US, Europe and/or Israel.	25%	Dec 1, 2009	Nov 1, 2009	Oct 1, 2009

3.	Inspire II Pivotal Clinical Trial regulatory approval in US, Europe or Israel by December 1, 2009. Milestone includes completion of all documentation required to gain country regulatory approval as well as the recruitment of clinical study sites and conducting of a Global Pivotal Trial (any O.U.S. regulatory approval must align with FDA guidelines so the O.U.S. data may be pooled with in any U.S. Pivotal Study data).	25%	Dec 31, 2009	Dec 1, 2009	Nov 1, 2009

4.	Inspire Pivotal Clinical Trial (Safety and Efficacy Study) first human implant by Dec 15, 2008.	25%	Dec 31, 2009	Dec 15, 2009	Dec 1, 2009